Exhibit 10.69

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), by and among Foresight Management, LLC a Delaware limited liability company (“Company”) and Christopher Cline an individual resident of Palm Beach County, Florida (“Employee”), is hereby entered into as of September 21, 2007 (the “Effective Date”). In consideration of the mutual promises expressed herein, Company and Employee agree as follows:

1.	Employment and Duties.

(a) Company hereby employs Employee as a principal. As such, Employee shall have the responsibilities, duties and authority reasonably accorded to and expected of a principal, including but not limited to responsibilities for management and strategic direction. Employee agrees to faithfully adhere to, execute, and fulfill all policies, procedures and rules established by the Company. Employee agrees to devote substantially all of his business time, attention and efforts to performing his duties as principal.

(b) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity unreasonably interferes with Employee’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will not require Employee’s services in the operation or affairs of the companies or enterprises in which such investments are made or engaging in business and development opportunities not competitive with the Company’s business and not in violation of Section 1(a), above or Section 3, below.

2.	Compensation.

For all services rendered by Employee, Company shall compensate Employee as follows:

(a) Salary. The annualized salary payable to Employee shall be six hundred sixty thousand dollars ($660,000) (the “Base Salary”), payable in accordance with the Company’s standard payroll procedures. From time-to-time during the term of this Agreement, Employee’s Base Salary may be increased by, and at the sole discretion of, the Company.

(b) Benefits. Employee shall be invited to participate in the same benefit plans or fringe benefit policies in which other similarly situated employees of the Company are eligible to participate, subject to applicable eligibility requirements and the terms and conditions of such plans and policies.

3.	Non-Competition.

(a) Employee hereby agrees that Employee shall not, during the period of Employee’s employment with Company, and, if longer, for a period of six months after

Employee ceases directly or indirectly to own any interest in Foresight Reserves, LP, a Nevada partnership (the “Non-Compete Period”), for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, entity, corporation or business of whatever nature:

(i)	directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, member, partner, director, contractor or otherwise with, or aid or assist anyone else in the conduct of any business that is in competition with the Company or its Affiliates within 200 miles of any geographic area where the Company or its Affiliates conducts business as of the date of termination; or directly or indirectly participate in any way with an individual or entity that conducts a business that is in competition with the Company’s or an Affiliate’s business (a “Competitive Operation”). Notwithstanding the above, the ownership, management, operation or control of Natural Resources Partners L.P. or its successors shall not be deemed a “Competitive Operation”;

(ii)	directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, member, employee, employer, advisor, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (a) hire, contract or solicit, or attempt any of the foregoing, with respect to any individual who is employed by the Company or its Affiliates during the Non-Compete Period; or (b) induce or otherwise counsel, advise or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(iii)	directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, member, employee, employer, advisor, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other Person, call upon, solicit, divert or take away, any customer or vendor of the Company or its Affiliates with whom Employee dealt, directly or indirectly, during his employment with the Company or its Affiliates, in connection with a Competitive Operation.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than five percent (5%) of the capital stock of a Competitive Operation, whose stock is traded on a national securities exchange or over-the-counter.

For purposes of this Agreement, “Affiliate” shall mean, (a) with respect to the Company, (i) any person or entity that is directly or indirectly controlled by the Company; and (b) with respect to any other person or entity, any other person or entity (i) that directly or indirectly controls the Company, or (ii) that directly or indirectly is under common control with the Company. For purposes of the foregoing definition, (x) a person or entity controls another entity if it or he/she directly or indirectly owns, or has the right to vote, at least 51% of the beneficial interests (30% if the entity is publicly traded) in the entity or if through other agreements (e.g., management agreement) or has the right to control the policies of such entity; (y) indirect control includes control held through one or more tiers of subsidiary or intervening entities (such as corporations, partnerships, trusts, or limited liability companies); and (z) “control” includes the ability, directly or indirectly, to direct the management or policies of such entity, whether through the ownership of voting rights, pursuant to a contract, or otherwise.

(b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

(c) It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Employee in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company. It is further agreed that the services being provided by Employee pursuant to this Agreement are special and unique and that, during the course of his employment, Employee will have access to, and become knowledgeable about the Company’s: (i) trade secrets; (ii) valuable confidential business and professional information that does not otherwise qualify as trade secrets; and (iii) relationships with existing and prospective customers and clients. It is further agreed that this non-competition covenant is necessary to protect the Company’s goodwill and legitimate business interests.

(d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

(e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

4.	Term; Termination; Rights on Termination.

The term of this Agreement shall begin on the Effective Date and continue for two years (the “Initial Term”), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis (each a “Renewal Term” and together with the Initial Term, the “Term”) on the same terms and conditions contained herein in effect as of the time of renewal. In the event that either Company or Employee chooses not to renew this Agreement upon the expiration of the Term, the party choosing not to renew the Agreement shall give the other party written notice of such intent at least sixty (60) days prior to the expiration of the Term. Absent such notice, the contract term will renew automatically for an additional, one-year Renewal Term. This Agreement and Employee’s employment may be terminated in any one of the followings ways:

(a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee’s estate, other than any payments provided for under any benefit plan or program in which Employee is a participant.

(b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from Employee’s full-time duties hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such three (3) month period, but which shall not be effective earlier than the last day of such three (3) month period), the Company may terminate Employee’s employment hereunder provided Employee is unable to resume his full-time duties with or without reasonable accommodation at the conclusion of such notice period. Also, Employee may terminate Employee’s employment hereunder if his health should become impaired to an extent that makes the continued performance of Employee’s duties hereunder hazardous to Employee’s physical or mental health or life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee’s doctor and such doctor shall have concurred in the conclusion of Employee’s doctor. In the event of a termination for disability, as enumerated above, Employee shall receive his salary through the date of termination, and severance compensation in a lump-sum payment due within sixty (60) days of the effective date of termination, equal to the greater of: (a) the remaining Base Salary that he would have received through the expiration of the then-existing Initial Term or Renewal Term, had his employment not been terminated; or (b) one year’s worth of his Base Salary then in effect at the time of termination. Such payment shall be subject to applicable federal and state income tax and employment tax withholdings and deductions and any other applicable withholdings and deductions.

(c) Good Cause Termination By Company. The Company may terminate the Agreement, if Employee fails to cure any condition listed in this section within thirty (30) days after delivery of written notice to Employee of the existence of such condition, for “Good Cause,” which exists, for purposes of this Agreement, in the event of Employee’s: (1) material breach of his duties or covenants hereunder; (2) willful dishonesty, fraud or misrepresentation with respect to his conduct with the Company; (3) willful failure or refusal to comply with the material policies, standards or regulations of the Company; (4) willful or grossly negligent violation of any law or regulation applicable to the Company’s business, which violation in the reasonable good faith determination of the Company, is or is reasonably likely to be materially injurious to the Company; (5) conviction of, or plea of nolo contendere or guilty to any crime which involves moral turpitude; (6) material failure, in the reasonable good faith determination of the Company, to perform the principal duties, functions and responsibilities of his position; (7) unauthorized use or disclosure of any proprietary information belonging to the Company; or (8) a material breach of any of his fiduciary duties to the Company. In the event of a termination for Good Cause, as enumerated above, Employee shall receive his salary through the date of termination, but have no right to any severance compensation.

(d) Without Good Cause. At any time during the Term, either Employee or Company may, without Good Cause, terminate this Agreement and Employee’s employment. If Employee elects to terminate his employment pursuant to this provision, it is expected that he first give the Company ninety (90) days written notice of his intent. If Employee elects to terminate his employment pursuant to this provision, he shall receive his salary through the date of termination, but have no right to any severance compensation. Should Employee be terminated by the Company without Good Cause during the Term, (i) subject to delivery (without revocation) of a release substantially in the form of the release attached at Exhibit A, Employee shall receive from the Company, in lieu of any further payments of Base Salary, in a lump-sum payment due within sixty (60) days of the effective date of termination, a severance payment equal to the greater of (a) the remaining Base Salary that he would have received through the expiration of the then-existing Initial Term or Renewal Term, had his employment not been terminated; or (b) one year’s worth of his Base Salary then in effect at the time of termination. Such payment shall be subject to applicable federal and state income tax and employment tax withholdings and deductions and any other applicable withholdings and deductions.

(e) Good Reason Termination By Employee. Employee may voluntarily terminate this Agreement with Good Reason. “Good Reason” shall be deemed to exist for purposes of this Agreement if, without the prior express written consent of Employee, the Company: (i) materially reduced either Employee’s Base Salary or his duties and responsibilities; or (ii) relocates Employee’s primary place of work by more than 50 miles from the location of his current primary place of work. As a condition precedent to any Good Reason termination by Employee, Employee shall provide the Company with written notice of his intent to terminate the Agreement. Such written notice shall specify the particular act(s) or failure(s), which is or are Employee’s reasons for terminating the Agreement. The Company shall have thirty (30) days after its receipt of such notice to correct such act(s) or failure(s). If such a correction is made, then Good Reason will not exist. If Company fails to correct such act(s) or failure(s) within the thirty (30) day period following the notice, then Employee’s employment shall automatically terminate for Good Reason. Should Employee’s employment be terminated by Employee for Good Reason during the Term, (i) subject to delivery, within 45 days of the effective date of his termination, (without revocation) of a release substantially in the form of the release attached at Exhibit A, Employee shall receive from Company, in lieu of any further payments of Base Salary, in a lump-sum payment due within sixty (60) days of the effective date of termination, a severance payment equal to the greater of: (a) the remaining Base Salary that he would have received through the expiration of the then-existing Initial Term or Renewal Term, had his employment not been terminated; or (b) one year’s worth of his Base Salary then in effect at the time of termination. Such payment shall be subject to all applicable tax and employment tax withholdings and any other applicable withholdings and deductions.

(f) Other Effects of Termination Under 4(a)-(e). Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Any additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that any statutorily required obligations of Company and Employee’s obligations under Sections 3, 5 and 6 hereof shall survive such termination in accordance with their terms.

5.	Return of Company Property.

All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company, or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee’s employment.

6.	Trade Secrets.

Employee agrees that he will not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company’s (or its direct or indirect subsidiaries’) relationships or agreements with its significant vendors, clients or customers, its prospective vendors, clients or customers, its pricing lists, marketing strategies, advertising strategies, customer lists, business strategies, or any other trade secret of the Company (or its Affiliate’s), whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever other than in the course of performing Employee’s duties hereunder.

7.	Assignment; Binding Effect.

Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee’s performance under this Agreement. Company may not assign this agreement without the express prior written consent of Employee, which Employee may withhold in his sole discretion. Subject to the preceding three (3) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

8.	Complete Agreement.

This Agreement supersedes any other agreements or understandings, written or oral, between the Company and Employee, and Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a written instrument signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

9.	Notice.

Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:

c/o:	The Cline Group
3801 PGA Boulevard, Suite 903 Palm Beach Gardens, FL 33410
Facsimile: 561-626-4938

copy to:	Carlyle Riverstone Global Energy and Power Fund III, L.P.
c/o Riverstone Holdings L.L.C.
Attn: Mr. Bartow Jones
712 Fifth Avenue
51st Floor
New York, NY 10019

To Employee:	c/o The Cline Group
3801 PGA Boulevard, Suite 903
Palm Beach Gardens, FL 33410
Facsimile: 561-626-4938

Or, to the last known address of Employee in the Company’s books and records

Provided, that a copy of any notice hereunder shall also be sent to Bailey & Glasser LLP, 227 Capitol Street, Charleston, WV 25301, Attn: Brian A. Glasser, Esq., Facsimile: 304-342-1110. Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

10.	Severability, Headings.

If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

11.	Governing Law.

This Agreement shall in all respects be construed according to the laws of the State of Illinois.

12.	Third-Party Beneficiaries

The Parties agree that Riverstone (as defined in the Amended and Restated Limited Partnership Agreement of Foresight Reserves, LP entered into as of September 21, 2007) is a third-party beneficiary to this Agreement. No other Person that is not a Party shall have any right or obligation pursuant to this Agreement.

13.	Counterparts.

This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

COMPANY

By:	/s/ Donald R. Holcomb

Name:	Donald R. Holcomb

Title:	Authorized Person

Christopher Cline

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

COMPANY

By:

Name:

Title:

/s/ Christopher Cline
Christopher Cline

Exhibit A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of             , 2007, by and among Christopher Cline (“Employee”) and                      (the              “Company”).

(a) For good and valuable consideration, including the Company’s contemporaneous provision of certain payments and benefits to Employee in accordance with Section 4(d) or Section 4(e) of the Employment Agreement, Employee hereby releases, discharges and forever acquits the Company, its Affiliates (as defined in the Employment Agreement) and the past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Fair Labor Standards Act, as amended; (x) the Occupational Safety and Health Act, as amended; (xi) the Family and Medical Leave Act of 1993; (xii) any state anti-discrimination law; (xiii) any state wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law claim; (xvi) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvii) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, or (c) any claim to indemnification pursuant to the Company’s operating agreement, Company policy or in accordance with law. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

By executing and delivering this Agreement, Employee acknowledges that:

(i) Employee has carefully read this Agreement;

(ii) Employee has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii) Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so; and

(iv) Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement.

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.

Executed on this                      day of                     ,             .

Christopher Cline

STATE OF	§
§
COUNTY OF	§

BEFORE ME, the undersigned authority personally appeared                     , by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this      day of             ,     .

NOTARY PUBLIC in and for the
State of
My Commission Expires:
Identification produced: